Exhibit 3.8
ARTICLES OF ORGANIZATION
OF
AURORA GEORGIA, LLC
     ARTICLES OF ORGANIZATION OF AURORA GEORGIA, LLC, dated August 10, 2011, to form a limited liability company under the Georgia Limited Liability Company Act (O.C.G.A. § 14-11-100 et seq.).
     FIRST. The name of the limited liability company formed hereby is “Aurora Georgia, LLC.”
     SECOND. Management of the limited liability company will be vested in its members.
     IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization as of the date first above written.

/s/ Martin J. Stefanelli
Martin J. Stefanelli
Organizer